Exhibit 10.2

TIGI LETTER AGREEMENT

August 14, 2007

Inland Western Retail Real Estate Trust, Inc.
c/o Special Committee of the Board of Directors
2901 Butterfield Road
Oak Brook, Illinois 60523

Re:          Agreement and Plan of Merger

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger dated as of the date hereof by and among Inland Western Retail Real Estate Trust, Inc. (“IWEST”), IWEST Acquisition 1, Inc., IWEST Acquisition 2, Inc., IWEST Acquisition 3, Inc., IWEST Acquisition 4, Inc., Inland Western Retail Real Estate Advisory Services, Inc., Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., Inland Real Estate Investment Corporation, and IWEST Merger Agent LLC, as the same may be amended, restated, modified or supplemented (the “Merger Agreement”).  Capitalized terms used herein without definition shall have the meanings assigned thereto in the Merger Agreement.

WHEREAS, The Inland Group, Inc. (“TIGI”) and IWEST are entering into this letter agreement (the “Letter Agreement”) to set forth certain obligations not set forth in the Merger Agreement.

WHEREAS, absent the execution of this Letter Agreement, IWEST would not enter into the Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

I.              Representations and Warranties; Covenants and Agreements.

1.             TIGI Covenants and Agreements.

(a)           TIGI agrees to perform all of its actions and obligations set forth in Sections 6.1, 6.8, and 6.9 of the Merger Agreement as if it were a party thereto.

(b)           TIGI covenants for itself and its Affiliates to perform all actions and obligations to be performed under Sections 6.1 and 6.13 of the Merger Agreement as if it were a party thereto.

2.             TIGI Representations and Warranties.

(a)           TIGI is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. TIGI is qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it make such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably, individually or in the aggregate, be expected to have a material adverse effect on the transactions contemplated by the Merger Agreement.

(b)           TIGI has the requisite corporate power and authority to enter into this Letter Agreement to consummate the transactions contemplated hereby.  The execution and delivery by TIGI of this Letter Agreement, and the consummation by TIGI of the transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other proceedings on the part of TIGI or any stockholder is necessary to authorize the execution and delivery of this Letter Agreement or to consummate the transactions contemplated hereby.  This Letter Agreement has been duly and validly executed and delivered by TIGI, and, assuming the due authorization, execution and delivery hereof by the other party hereto, constitutes a valid and binding agreement of TIGI enforceable against TIGI in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally and (ii) general equitable principles.

(c)           The execution and delivery by TIGI of this Letter Agreement does not and will not, and the consummation by TIGI of this Letter Agreement will not, violate, conflict with or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any lien upon any of the assets of TIGI under any of the terms, conditions or provisions of (i) the organizational documents of TIGI, (ii) any law applicable to any of its assets or properties, or (iii) any contract to which TIGI is a party or by which TIGI or its assets or properties may be bound, except as to each of (i), (ii) and (iii) to the extent that such breach or default would not reasonably be expected to have a material adverse effect on the transactions contemplated by the Merger Agreement.

(d)           No declaration, filing or registration with, or notice to, or authorization, consent or approval of, any governmental authority or any other person is necessary for the execution and delivery by TIGI of this Letter Agreement or the consummation by TIGI of the transactions contemplated hereby.

II.            Miscellaneous.

1.             Amendments and Waivers.  The provisions of this Letter Agreement, including the provisions of this sentence, may not be amended, modified or supplemented and the obligations hereunder may not be waived, unless such amendment, modification, supplement or waiver is in writing and signed by all of the parties hereto.  No waiver of any term, condition or provision shall operate as a waiver of any other term, condition or provision of this Agreement, and no waiver of any term, condition or provision shall operate as a continuing waiver, except to the extent specifically stated in such waiver.

2.             Notices.  All notices and other communications under this Letter Agreement shall be made in accordance with Section 10.1 of the Merger Agreement.  Notices and other communications under this Letter Agreement shall be addressed to TIGI as follows:

The Inland Group, Inc.
500 North Rainbow Boulevard, Suite 300
Las Vegas, Nevada 89107
Attention: Robert H. Baum
Fax: (702) 221-2079

with copies (which shall not constitute notice) to:

The Inland Real Estate Group, Inc.
2901 Butterfield Road
Oak Brook, Illinois 60523
Attention: Elliot B. Kamenear
Fax: (630) 218-4900

and:

Jenner & Block LLP
330 North Wabash Avenue
Chicago, Illinois 60611
Attention: Arnold S. Harrison
Fax: (312) 923-2702

3.             Successors and Assigns.  This Letter Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns, but neither this Letter Agreement nor any of the rights, interests and obligations hereunder shall be assigned by any party hereto without the prior written consent of all other parties hereto.

4.             No Presumption Against Drafter.  Each of the parties hereto has jointly participated in the negotiation and drafting of this Letter Agreement.  In the event of an ambiguity or a question of intent or interpretation arises, this Letter Agreement shall be construed as if drafted jointly by each of the parties hereto, and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Letter Agreement.

5.             Headings.  The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

6.             Governing Law.  This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Illinois without reference to its conflicts of law provisions.

7.             Arbitration.  All disputes and claims under this Letter Agreement among the parties to this Letter Agreement shall be resolved in accordance with Section 10.4 of the Merger Agreement. Each party hereto hereby waives any right it may otherwise have to a resolution of any dispute or claim by any means other than as provided for in Section 10.4 of the Merger Agreement.

8.             Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance is held invalid, illegal or unenforceable, the validity, legality and enforceability of any other provisions contained herein shall not be affected or impaired thereby.

9.             Entire Agreement.  This Letter Agreement and the Merger Agreement referred to herein contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all other prior agreements, understandings or letters of intent between or among the parties hereto.

10.           Counterparts.  This Letter Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be signed by their respective officers or agents thereunto duly authorized as of the date first written above.

THE INLAND GROUP, INC.

By:	/s/ Mark Youngman
Title:	Vice President

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

By:	/s/ Steven P. Grimes
Title:	Principal Financial Officer